Exhibit 99.1

                Brooke Corporation Announces Earnings Increase

    OVERLAND PARK, Kan., Nov. 13 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) -- Robert D. Orr, Chairman and CEO of Brooke Corporation, announced that the company's net earnings for the nine months ending September 30, 2003, were $3,167,819, or $.59 per diluted share, on revenues of $48,769,033 as compared to $794,663, or $.14 per diluted share, on revenues of $28,610,489 for the same period a year ago. This represents a 299% increase in earnings and a 70% increase in revenues.
    Orr also announced a 750% increase in quarterly earnings to $821,890, or $.15 per diluted share, in the third quarter of 2003 from $96,691, or $.01 per diluted share, in the third quarter of 2002. Quarterly revenues increased 68% to $17,724,907 in the third quarter of 2003 from $10,548,411 in the third quarter of 2002. Orr reminded investors that earnings for the third quarter of 2002 had been restated from the results originally reported.
    In making the announcement, Mr. Orr stated, "Brooke Corporation's earnings typically depend on the number of acquisitions made by our franchisees because much of our income results from fees associated with these acquisitions." Orr noted that acquisition activity is announced by Brooke Corporation's franchise subsidiary, Brooke Franchise Corporation, on a monthly basis.
    Mr. Orr also noted that annual earnings for the twelve-month period ending September 30, 2003, were $3,823,031 and that trailing twelve months earnings per share were approximately $.71 based on the number of diluted outstanding shares as of September 30, 2003.

    About our Company.... Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through subsidiaries, the company
distributes insurance and financial services through a network of more than 210 franchisee locations and has originated more than $90,000,000 in franchisee loans which have been sold to participating lenders or to investors through an asset backed securitization. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... . If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    Statements about future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. It is intended that such forwarding looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results.


                              Brooke Corporation
                           Condensed Balance Sheets
                                 (unaudited)

                                    ASSETS

                                                September 30,  September 30,
                                                    2003            2002
    Current Assets                               $31,142,110    $16,574,872
    Investment in Agencies                           366,983              -
    Property and Equipment (net)                   3,090,631      1,888,034
    Other Assets                                   4,952,373      3,742,795
    Total Assets                                 $39,552,097    $22,205,701

                     LIABILITIES AND STOCKHOLDERS' EQUITY

    Current Liabilities                          $25,885,797    $11,997,628
    Non-current Liabilities                        8,464,389      7,653,864
    Total Liabilities                             34,350,186     19,631,492
    Stockholders' Equity                           5,201,911      2,574,209
    Total Liabilities and Stockholders' Equity   $39,552,097    $22,205,701


                              Brooke Corporation
                        Condensed Statements of Income
                                 (unaudited)

                       Three Months  Nine Months   Three Months  Nine Months
                           Ended        Ended         Ended         Ended
                         Sept 30,     Sept 30,       Sept 30,     Sept 30,
                           2003         2003           2002         2002

    Operating Income   $17,724,907   $48,769,033  $10,548,411   $28,610,489
    Operating Expenses  16,355,253    43,635,641   10,330,835    27,255,098
    Income from
     Operations          1,369,654     5,133,392      217,576     1,355,391
    Other Expenses         130,606       339,905       71,074       151,355
    Income Before Income
     Taxes               1,239,048     4,793,487      146,502     1,204,036
    Income Tax Expense     417,158     1,625,668       49,811       409,373
    Net Income            $821,890    $3,167,819      $96,691      $794,663
    Net Income per Share:
      Basic                    .17           .65          .01           .14
      Diluted                  .15           .59          .01           .14

SOURCE  Brooke Corporation
    -0-                             11/13/2003
    /CONTACT: Meg Wilson, Corporate Communication Coordinator of Brooke Corporation, +1-785-543-3199, Ext. 161, wilsm@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN